Exhibit 23.3
KELLER & COMPANY, INC.
FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017

(614) 766-1426   (614) 766-1459 FAX
September 17, 2009
Boards of Directors
Athens Bancshares Corporation
Athens Federal Community Bank
106 Washington Avenue
Athens, Tennessee 37303
Members of the Boards:
We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by Athens Bancshares Corporation, with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by Athens Federal Community Bank, with the Office of Thrift Supervision, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings including the prospectus of Athens Bancshares Corporation.
Sincerely,
KELLER & COMPANY, INC.
/s/ Keller & Company, Inc.
Michael R. Keller
President
MRK:jmm